Exhibit 21.1

List of Subsidiaries

Clean Energy HRS LLC

CETY Europe, SRL

CETY CAP LLC

CETY Hong Kong

Hainan Clean Energy Technologies, Inc.

Meishan Clean Energy Technologies, Inc.

Leading Wave Limited (Seychelles)

Element Capital International Limited (H.K.)

Sichuan Hunya Jieneng New Energy Co. LTD

Jiangsu Huanya Jieneng New Energy Co., Ltd.

.